UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

As disclosed previously, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”). Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder.  The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. In the event of a cashless exercise, the Company has the right to settle such an exercise through the issuance of shares of Common Stock or through a cash payment.

The Series E Convertible Preferred Stock and Series C Warrants became convertible or exercisable, respectively, on August 25, 2015. As of August 31, 2015, the date of the Company’s last Current Report on Form 8-K, the Company had issued 2,171,000 shares of Common Stock pursuant to the conversion of 542,750 shares of Series E Convertible Preferred Stock. In addition, the Company had issued 18,114,802 shares of Common Stock pursuant to the exercise of 3,148,760 Series C Warrants.

From August 31, 2015 to the date of this report, 1,500,525 shares of Series E Convertible Preferred Stock were converted and the Company issued 6,002,100 shares of Common Stock to settle these conversions.  In addition, 631,340 Series C Warrants were exercised via the cashless exercise provision in the warrant resulting in the issuance of 4,599,658 shares of Common Stock. As of the date of this report, there are 37,600,618 shares of Common Stock issued and outstanding.

As of the date of this report, there are 680,725 shares of Series E Convertible Preferred Stock outstanding and 18,011,700 Series C Warrants outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: September 3, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer